Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 22, 2008 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2008 OPERATING RESULTS

CLEVELAND, OH, December 22 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported results for the fourth quarter and the fiscal year ended September 30, 2008.

For the quarter ended September 30, 2008, the Company recorded a net loss of $868,475 or $.71 per share, compared with net income of $451,427 or $.38 per share, in the same period a year ago. Sales in the fourth quarter were $1,424,630, down 76% from $5,970,244 a year ago. The fourth quarter fiscal 2007 benefited from initial shipments of products for an emissions program in the State of California with no similar program in the fourth quarter fiscal 2008.

For the 2008 fiscal year the Company reported a net loss of $769,699 or $.62 per share, compared with a net loss of $649,412 or $.53 per share, in the same prior year period. Sales were $12,070,326, down 4% compared to $12,520,061 a year ago. Fiscal 2008 and 2007 sales benefited from the emissions program in the State of California.

Robert L. Bauman, President and CEO, said “the fourth quarter and fiscal year results were disappointing. The poor economic climate and more recently the credit and automotive crises have adversely affected our business.” He went on to say that “even the automotive aftermarket is affected by the economic situation and has been soft. The Company has been working on several OEM opportunities but some large programs at OEM's have been delayed or eliminated adding to an uncertain outlook.” He further stated that “the Company expects the fiscal 2009 first quarter to be weak and that reductions in the Company’s workforce in September and additionally in December amounted to approximately a 20% reduction. The Company has new product introductions in its automotive aftermarket business for roll out in early 2009 and hopefully the OEM uncertainties will be resolved soon so that things can move forward”.

Backlog at September 30, 2008 was $794,000, a decrease of 86% from the backlog of $5,756,000 a year earlier. The  decrease was due primarily to decreased orders in automotive diagnostic products of  $4,936,000, specifically, $4,867,000 for emission products, $59,000 for automotive diagnostic products to OEM's and $10,000 for non-emission aftermarket products. Also contributing to the backlog decrease was $6,000 for indicators and gauges. The current level of backlog is more typical for the Company than the prior year's large backlog.

The Company's financial position remains strong, with current assets of $6,024,686 that are 9.4 times current liabilities, and no long-term debt, and working capital of  $5,386,039. These compare to September 30, 2007 current assets of $10,244,505 that were 2.4 times current liabilities, no long-term debt, and working capital of $5,949,832. At September 30, 2008 shareholder's equity was $7,872,356 or $6.31 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2009, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2008	2007	2008	2007
Net sales	$1,424,630	$5,970,244	$12,070,326	$12,520,061
Income (loss) before Income tax	(719,268)	1,019,427	(569,692)	(626,549)
Income (recovery of) taxes	149,207	568,000	200,007	8,000
Income (loss) before cumulative effect of change in accounting principle, net of tax	(868,475)	451,427	(769,669)	(634,549)
Cumulative effect of change in accounting for stock-based compensation, net of tax of $8,000	-	-	-	14,863
Net income (loss)	(868,475)	451,427	(769,669)	(649,412)

Basic income (loss) per share before cumulative effect of accounting change	(.71)	.38	(.62)	(.52)
Basic income (loss) per share	(.71)	.38	(.62)	(.53)
Diluted income (loss) per share before cumulative effect of accounting change	(.66)	.38	(.62)	(.52)
Diluted income (loss) per share	(.66)	.38	(.62)	(.53)

Weighted average shares outstanding	1,248,095	1,220,875	1,239,449	1,213,984